Exhibit 4.40

Second Supplemental to 4.75% Subordinated Exchangeable Notes Indenture

This Second Supplement to Indenture (the “Second Supplement”) is dated as of March 24, 2006 by and among Navistar International Corporation, a Delaware corporation (the “Company”), and BNY Midwest Trust Company, an Illinois banking corporation (the “Trustee”), with respect to the Company’s 4.75% Subordinated Exchangeable Notes due 2009 (the “Notes”). Capitalized terms used but not otherwise defined in this Second Supplement shall have the meanings ascribed to such terms in the Indenture (hereinafter defined).

WHEREAS, the Company, Navistar Financial Corporation and the Trustee entered into that certain Indenture, dated as of March 25, 2002, and as amended and supplemented by the First Supplement to Indenture, dated as of June 11, 2004, by and among the Company, Navistar Financial Corporation and the Trustee (as may be further amended and supplemented from time to time in accordance with its terms, the “Indenture”);

WHEREAS, the Company desires to amend and waive certain provisions of the Indenture, as set forth in Article I hereof;

WHEREAS, the Holders of at least a majority in aggregate principal amount of Notes outstanding (excluding any Notes held by any affiliate of the Company) have consented to the amendments and waivers effected by this Second Supplement;

WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I
INDENTURE AMENDMENTS AND WAIVERS

Section 1.01  Amendments to Articles Three, Four, Five and Six. Upon written notification to the Trustee by the Company that it has accepted to purchase and payment (the “Acceptance Date”) pursuant to the offer to purchase all of the Notes validly tendered on or before midnight, New York City time, on March 23, 2006 pursuant to the Offer to Purchase and Consent Solicitation Statement, dated as of February 24, 2006, and any amendments, modifications or supplements there to, the automatically (without further act by any person) with respect to the Notes:

Exhibit 4.40 (continued)

(a) Section 4.2 (Rule 144A Information; Periodic Reports to the Trustee) and Section 4.3 (Compliance Certificate) of the Indenture are deleted in their entirety and replaced with the following: “The Company shall comply with Section 314 of the TIA.”

(b) Section 4.6 (Repurchase upon Fundamental Change) of the Indenture is deleted in its entirety.

(c) Each of the following subsections of Section 6.1 (Events of Default) of the Indenture are deleted in their entirety: Sections 6.1(c), (d), (e) and (h).

(d) failure to comply with the terms of any of the foregoing sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

(e) the occurrence of the events described in Sections 6.1(c), (d), (e) and (h) shall no longer constitute Events of Default; and

(f) all definitions set forth in Section 1.1 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby are deleted in their entirety.

Section 1.02 Waivers. The Trustee acknowledges that Holders representing at least a majority in aggregate principal amount of the outstanding Notes have: (i) waived any and all Defaults or Events of Default that have arisen under the Indenture at any time prior to the effective time of this Section 1.02, including, but not limited to, any Default or Event of Default that may exist as a result of: (a) a failure by the Company to comply Section 4.2 of the Indenture at any time prior to the effective time of this Section 1.02; (b) a failure by the Company to provide the Trustee with any notice of Default or Event of Default required by Section 4.3 of the Indenture; and (c) an acceleration of any Indebtedness or other event constituting a Default or Event of Default under Section 6.1(h) of the Indenture; (ii) agreed to rescind any notice of Default provided to the Company at any time prior to the effective time of this Section 1.02; and (iii) agreed to rescind any notice of acceleration of the Notes that has been received by the Company at any time prior to the effective time of this Section 1.02. Based on the foregoing, the Trustee hereby revokes any and all notices of Default and/or acceleration delivered by the Trustee to the Company prior to the effective time of this Section 1.02. This Section 1.02 shall be effective as of the Acceptance Date.

Exhibit 4.40 (continued)

ARTICLE II
MISCELLANEOUS PROVISIONS

Section 2.01 Instruments to be Read Together. This Second Supplement is an indenture supplement to and in implementation of the Indenture, and said Indenture and this Second Supplement shall henceforth be read together.

Section 2.02 Confirmation. The Indenture, as amended and supplemented by this Second Supplement, is in all respects confirmed and preserved.

Section 2.03 Counterparts. This Second Supplement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

Section 2.04 Effectiveness. This Second Supplement shall become effective immediately upon its execution in accordance with the provisions of Article IX of the Indenture.

Section 2.05 GOVERNING LAW. THIS SECOND SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE COMPANY AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENT.

Section 2.06 Disclaimer of Trustee’s Responsibility. In executing this Second Supplement, the Trustee shall be entitled to all the privileged and immunities afforded to the Trustee under the terms and conditions of the Indenture.

Section 2.07 Trust Indenture Act Controls. If any provision of this Second Supplement limits, qualifies or conflicts with another provision that is required to be included in the Second Supplement or the Indenture by the Trust Indenture Act, the required provision shall control.
* * * * *

Exhibit 4.40 (continued)

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplement to Indenture to be duly executed and attested, all as of the day and year first written above.
NAVISTAR INTERNATIONAL CORPORATION

By: __/s/ Terry M. Endsley_____________
Name: Terry M. Endsley
Title:  Vice President and Treasurer

BNY MIDWEST TRUST COMPANY

By: ___/s/ D. G. Donovan __________
Name: D. G. Donovan
Title:  Vice President

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